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                                                                    EXHIBIT 10.7

August 20, 1999

Mr. Kim LeMasters
3455 Wonder View Place
Los Angeles, CA  90068

Dear Kim,

I speak for the entire Board in saying how much we have valued the meetings and conversation we've had with you over the last few weeks. It is clear that your experience, judgement, and leadership would be of enormous benefit to Replay Networks. Recognizing that you have other opportunities available to you, we wish to act decisively to attract your talents to our Company.

On behalf of the Board of Directors, I am pleased to offer you the position of Chairman of the Board and Chief Executive Officer of Replay Networks. Accordingly, the terms of our offer are specified as follows:

TITLE & RESPONSIBILITIES

Your title will be Chairman of the Board and Chief Executive Officer. You will have responsibility for the direction and organization of the Company, all budget matters, and the supervision of, the assignment of work to, and the hiring and firing of all employees, contractors and consultants of the Company. This offer is for a full time position located at offices of the Company, except as travel to other locations may be necessary to fulfill your responsibilities.

Assuming your acceptance, the Board members, at their next meeting, will vote in their capacity as directors, in such a manner so as to elect you as Chairman of the Board. Upon your election, the Board will task you with forming a Nominating Committee whose function shall be to identify individuals of proven business experience who might be willing to join the Board. The Company will continue to nominate you for election as a Board member at each Annual Meeting of Shareholders so long as you serve as Chief Executive Officer.

In your capacity as CEO, you will report to the Board of Directors of the Company.
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Mr. Kim LeMasters
August 20, 1999
Page 2

COMPENSATION

Your initial base salary will be $30,000 per month, subject to increase in good faith by the Board of Directors, payable in accordance with the Company's customary payroll practice. The Company will reimburse you for all reasonable expenses incurred by you and related to the performance of your corporate duties, including all reasonable travel and related expenses, up to $50,000 per year.

You will also be eligible to participate in the Company's incentive bonus program. Within 60 days after you commence employment, the Board of Directors acting through its Compensation Committee will develop jointly with you the goals and objectives connected with the incentive bonus award. Based on the approval of the Board and the achievement of both the Company and individual performance goals, you will be eligible to receive an annual bonus of up to 50% ($180,000 currently) of your base salary.

Upon acceptance of this offer and after satisfaction of the terms herein incumbent upon you, the Board of Directors will vote to grant you an option to purchase 2,500,000 shares of the Company's Common Stock representing 6% of the fully diluted capital stock of the company, including presently reserved shares under all option plans. The vesting of this stock award will begin with the date of your commencement of full time employment pursuant to this letter agreement.

Options become exercisable according to a 48 month exercise schedule which calls for the initial vesting of 12-1/2% (312,500 shares) of the total after the first 6 months of continuous service, and thereafter an additional 52,083 shares per month will become exercisable, at the close of each month of employment, over the remainder of the exercise term. The strike price for these options will be $4.00 per share, which is the current fair market price of the Company Common Stock, provided that you commence your employment with the Company on or before September 13, 1999.

The option will be an incentive stock option to the maximum allowed by the tax code and will be subject to the terms of the Company's Stock Option Plan and the Stock Option Agreement between you and the Company. Accordingly, the Board will allow you to elect which portion of the shares you obtain in the form of: 1) immediate purchase under Section 83(b) of the Internal Revenue Code, subject to re-purchase; 2) Incentive Stock Option; 3) Non-Qualified Options. Corporate counsel at Venture Law Group will be available to assist you in evaluating the tax benefits of these different stock and option programs. The grant of the option will be subject to your execution of a mutually acceptable option agreement.

In connection with the exercise of your option, the Company will provide a loan of up to $1,000,000. This loan will be evidenced by a full recourse promissory note, which will be secured by the shares purchased and will provide for interest at the minimum
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Mr. Kim LeMasters
August 20, 1999
Page 3

Applicable Federal Rate, compounded annually. The term of this Note shall be five years, and any interest accrued will be due at such time as the principal is due.

Further, and predicated upon your acceptance, the Board members, at their next meeting, will vote in their capacity as directors, and also with respect to the shares of stock for which they exercise voting control, in such a manner so as to permit you to purchase up to 100,000 shares of Series E Preferred at the same price ($7.50 per share), and on the same terms, as any other investor in the Series E Preferred securities.

For the purpose of this agreement a "Change of Control Transaction" is defined as either: 1) the Company's merger or consolidation with another entity, or a series of related transactions, as a result of which the shareholders of the Company immediately prior to the transaction own less than 50% of the voting power of the entity surviving such transaction; or 2) the sale of all or substantially all of the Company's assets, business or capital stock, with the exception that an Initial Public Offering (IPO) shall not be deemed a Change of Control Transaction. Upon the closing of such a Change of Control Transaction, any time after 18 months from your commencement of full time employment, 75% of any unvested options which you then hold will become immediately vested. Should such a transaction occur within the first 18 months of your tenure, then your unvested options will be accelerated in their vesting schedule by one year; that is, the monthly vesting rate shall continue at 52,083 shares per month and the most distant options shall be accelerated. Further, if, following a Change of Control Transaction, the Company terminates your employment without cause (as defined below) or you terminate your employment for "just cause" (as defined below), the Company will continue to pay your salary and continue your benefits for 12 months and accelerate the vesting of your options by an additional 12 months, as described below. If, due to the benefits provided under this letter agreement, you are subject to any excise tax due to characterization of any amount payable hereunder as excess parachute payments pursuant to Sections 280G and 4999 of the Internal Revenue Code, Replay will pay the excise taxes otherwise payable by you under Section 4999 (but not any income or excise taxes on such payment of taxes by Replay on your behalf) with respect to any amounts payable to you under this Agreement, up to a maximum of $1,500,000.

OTHER TERMS

Subject to fulfillment of any conditions imposed by this letter agreement, you will commence the executive position with Replay Networks not later than Monday, September 13, 1999. It is our understanding that you will be available to participate in meetings of the Company's Board of Directors immediately.

You will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors. And you will not directly or indirectly engage or
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Mr. Kim LeMasters
August 20, 1999
Page 4

participate in any business that is competitive in any manner with the business of the Company. However, the Company acknowledges that you already serve on the board of both public and private companies and those existing commitments do not represent a conflict of interest with Replay Networks.

Because of Federal regulations adopted in the Immigration Reform and Control Act of 1986, you will need to present documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within 3 business days of your date of hire.

As an employee of Replay Networks, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment.

The Company will provide you with their standard benefits package, which includes medical, dental, vision, life and long term disability. You will be entitled to three (3) weeks paid vacation in any one (1) calendar year with the understanding that such vacation benefits, if unused, shall not accumulate.

While we look forward to a long and profitable relationship, should you decide to accept our offer, the employment relationship is for no specified period and can be terminated by either of us for any reason, with or without cause, at any time, and without further obligation or liability. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

Should the Board terminate you, other than for Cause, the Company will continue to pay your salary and continue your benefits for 12 months from the date of such an event; and accelerate the vesting of your options by an additional 12 months (625,000 shares), over and above any options which would have vested by that time. For purposes of this letter agreement, the term "cause" shall mean:
1) willful and repeated failure to comply with the lawful written directions of the Board of Directors, which failure, if capable of cure, has not been cured within 30 days of written notice from the Board of Directors; 2) gross negligence or willful misconduct in the performance of duties to the Company, which, if capable of cure, has not been cured within 30 days of written notice from the Board of Directors; 3) commission of any act of fraud with respect to the Company; or 4) conviction of a felony or a crime causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors
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Mr. Kim LeMasters
August 20, 1999
Page 5

You shall have the right, on written notice to the Company, to terminate your employment if you resign for "just cause," which shall mean a resignation as a direct result of: (a) a material breach of the Company of its obligations under this Agreement, provided that if such breach is capable of remedy, a written notice of such breach shall be provided to the Company within 30 days of such breach, an opportunity to cure such breach shall be afforded the Company and, in such event, just cause shall exist if the Company shall fail to cure such breach with a reasonable period of time after notice but not to exceed 30 days; (b) any material decrease of your duties or authority or any change in your reporting relationship, provided, however, that your continuing as Chief Executive Officer of a business unit, division or subsidiary or Chief Executive Officer of the Company or a company into which the Company is merged in a Change of Control Transaction or otherwise acquiring assets or stock of the Company in connection with a Change of Control Transaction, or a parent of such a company, shall not in and of itself constitute a material decrease of your duties or authority or a change in your reporting relationship, absent some other material decrease of your duties or authority; (c) a material decrease in the benefits provided pursuant to this Agreement; (d) the relocation of the place of your employment to a location outside California; or (e) failure of any successor to assume this Agreement. In the event of your termination of your employment pursuant to just cause, the Company shall pay your salary and continue your benefits for 12 months from the date of such an event, and accelerate vesting of your options by an additional 12 months (625,000 shares) over any options that would have vested by that time.

This offer will expire at 12:00 p.m. on Wednesday, August 25, 1999. However, in the interim, should you desire access to Company information or documents, or require more time to make your decision, please let me know.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter agreement sets forth the terms of your employment with Replay Networks, and supersedes any prior representations or agreements, whether written or oral. This letter agreement may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.
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Mr. Kim LeMasters
August 20, 1999
Page 6

Kim, we are enormously excited about the possibility of you joining Replay Networks. We look forward with high expectations to working with you. I am confident you will make a great Chief Executive.

Sincerely,

ON BEHALF OF THE BOARD OF DIRECTORS OF REPLAY NETWORKS, INC.

William R. Hearst III, Director

/s/ William R. Hearst III

                                       Agreed and Accepted 8/27/1999

                                       /s/ Kim LeMasters
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                                     Kim LeMasters